Exhibit 10.34
DIRECTOR NOMINATION AGREEMENT
     THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is dated as of April 5, 2012, by and between EVERBANK FINANCIAL CORP, a Delaware corporation (the “Company”), and SAGEVIEW PARTNERS L.P., a Delaware limited partnership (the “Investor”).
WITNESSETH:
     WHEREAS, pursuant to that certain Investment Agreement, dated as of July 21, 2008, by and among EverBank Financial Corp, a Florida corporation (“EverBank (FL)”), and the Investor (the “Investment Agreement”), EverBank (FL) issued and sold to the Investor 92,500 shares of 4% Series B Cumulative Participating Perpetual Pay In Kind Preferred Stock (the “Series B Preferred Stock”);
     WHEREAS, in connection with the Investment Agreement, EverBank (FL) and the Investor entered into the Transfer and Governance Agreement, dated July 21, 2008 (the “Sageview Agreement”);
     WHEREAS, in anticipation of completing an initial public offering (the “IPO”), EverBank (FL) is changing its state of incorporation from Florida to Delaware via the merger (the “Reincorporation Merger”) of EverBank (FL) with and into its wholly owned subsidiary, the Company, pursuant to which, among other things, the Series B Preferred Stock shall be converted to common stock, par value $0.01 per share (the “Common Stock”), of the Company;
     WHEREAS, in connection with the Company’s IPO, the Company and the Investor wish to memorialize, in accordance with the terms and subject to the conditions set forth herein, certain rights and obligations under the Sageview Agreement with respect to the nomination of directors to the Board of Directors of the Company (the “Board of Directors”) and other matters relating to the Board of Directors that will remain in place, from and after the IPO;
     WHEREAS, the Company and the Investor desire that this Agreement be effective upon the consummation of the Company’s IPO (the “Effective Time”).
     NOW THEREFORE, in consideration of the foregoing and the mutual benefits to be derived from the covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.	Definitions.
          “Affiliate” means with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.
          “Agreement” has the meaning set forth in the Preamble.
          “Applicable Law” means any and all applicable federal, state, local, municipal, foreign, international or multinational constitution, code, law, statute, ordinance, regulation, rule, standard, administrative ruling, principle of common law, legal doctrine, treaty or process applicable to a Person or its assets, liabilities, or business, including those promulgated, interpreted, or enforced by any regulatory authority, including, but not limited to, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Company, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the Internal Revenue Service, all state regulatory agencies having jurisdiction over the Company and/or its Subsidiaries, the National Association of Securities Dealers, Inc., the Securities and Exchange Commission and the National Labor Relations Board.
          “Applicable Requirements” includes the Company’s Charter, Bylaws (as defined below), the Applicable Laws, the Securities Laws (as defined below), the listing standards of any national securities exchange on which the Common Stock is listed, the submission on a timely basis of such questionnaires as the Company may reasonably require of its directors generally and any other information as the Company may reasonably request in connection with the preparation of its filings under the Securities Laws.
          “Board of Directors” has the meaning set forth in the Recitals.
          “Charter” means the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time.
          “Common Stock” has the meaning set forth in the Recitals.
          “Company” has the meaning set forth in the Preamble.
          “Control,” “Controlling” or “Controlled” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
          “Effective Time” has the meaning set forth in the Recitals.
          “EverBank” means Everbank, a federal savings bank and as of the Effective Time, a direct wholly owned subsidiary of the Company.
          “EverBank (FL)” has the meaning set forth in the Recitals.
          “Investment Agreement” shall have the meaning set forth in the Recitals.
          “Investor” has the meaning set forth in the Preamble.
          “Investor Director” shall have the meaning set forth in Section 2(b) of this Agreement.
          “IPO” has the meaning set forth in the Recitals.
          “Observer” shall have the meaning set forth in Section 2(c) of this Agreement.
          “Permitted Transferee” means: (a) the direct or indirect equity owners of the Investor; (b) a Person who is an Affiliate of the Investor; or (c) with the consent of the Company’s Board of Directors, which may be withheld in its sole discretion, any Person that is affiliated with the Investor even though such Person does not meet the definition of an Affiliate; provided, however, that no Person shall become a “Permitted Transferee” without first agreeing to be bound by the terms of this Agreement in a manner satisfactory to the Board of Directors.
          “Person” means any individual, partnership, corporation, limited liability company, trust or other entity.
          “Reincorporation Merger” has the meaning set forth in the Recitals.

          “Sageview Agreement” has the meaning set forth in the Recitals.
          “Securities Laws” means the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.
          “Series B Preferred Stock” has the meaning set forth in the Recitals.
          “Stockholders” has the meaning set forth in Section 2(b) of this Agreement.
          “Threshold Amount” means 10% of the aggregate number of shares of Common Stock issued to the Investor pursuant to the Reincorporation Merger in respect of the shares of Series B Preferred Stock purchased by the Investor pursuant to the Investment Agreement (as such number may be appropriately adjusted from time to time for stock splits, reverse stock splits, recapitalization or similar transactions).
2.	Nomination of Director /Board Observer.
a.	From and after the Effective Time and until such time as the Investor and its Affiliates no longer own in the aggregate a number of shares of Common Stock at least equal to the Threshold Amount, the Company shall take all necessary actions within its control (including, without limitation, nominating directors, calling special Board of Directors and stockholder meetings, and amending the Company’s By-laws), in order to give effect to the provisions of this Section 2.

b.	Designation and Election of the Investor Director.
i.	For so long as the Investor and its Affiliates own in the aggregate a number of shares of the Company’s Common Stock at least equal to the Threshold Amount, then one representative designated by the Investor (the “Investor Director”) shall be included in management’s slate of nominees recommended to stockholders of the Company (the “Stockholders”) for election as a director at any annual or special meeting of the Stockholders at which the Investor Director’s term expires, subject to satisfaction of the Applicable Requirements regarding service as a director of the Company and, solely in respect of any proposed Investor Director other than Scott Stuart, Ned Gilhuly and any other principal of the Investor, to the reasonable approval of any nominating or corporate governance committee of the Board of Directors (such approval not to be unreasonably withheld or delayed). If the Investor and its Affiliates no longer hold the minimum number of shares of Common Stock specified in the prior sentence, the Investor will have no further rights under this Section 2 and, at the written request of the Board of Directors, shall use its commercially reasonable efforts to cause the Investor Director to resign from the Board of Directors as promptly as reasonably practicable thereafter. So long as the Investor is entitled to nominate an Investor Director, the Investor shall also be entitled to have the Investor Director serve on the board of directors of EverBank, and to serve as a member of any executive or compensation committee of the Board of Directors or of the EverBank board of directors, in each case, to the extent not prohibited by the Applicable Requirements.

ii.	Pursuant to the Charter, the Investor Director may be removed from the Board of Directors only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Company’s then outstanding capital stock entitled to vote generally in the election of directors. The Investor Director may be removed from a subsidiary board or a committee thereof, with or without cause, solely upon the written request of the Investor and under no other circumstances. In the event of such removal, or if the Investor Director dies, resigns or otherwise ceases to serve for any reason, the Investor will have the right to designate another Investor Director to fill such vacancy, subject to such individual’s satisfaction of the Applicable Requirements and, solely in respect of any proposed Investor Director other than Scott Stuart and Ned Gilhuly, to the reasonable approval of any nominating or corporate governance committee of the Board of Directors (such approval not to be unreasonably withheld or delayed). Any successor that is appointed to fill a vacancy pursuant to this Section 2(b)(ii) shall have the right to serve until the next meeting of the Stockholders of the Company at which the Investor Director’s term expires.

iii.	No later than thirty (30) days prior to the anticipated mailing date of the Company’s proxy statement, pursuant to the Securities Laws, with respect to any meeting of the Company’s Stockholders at which the Investor Director’s term expires, the Secretary of the Company shall notify the Investor of the upcoming election and anticipated date thereof and request that the Investor take all necessary action to designate its candidate. Unless earlier notice shall be required in order to comply with the Applicable Requirements, the Investor shall notify the Secretary of the Company at least twenty (20) days prior to such anticipated mailing date. A failure by the Investor to provide such notification shall be deemed to be a designation by the Investor of the same candidate as last designated by the Investor. Any designation pursuant to this Section 2 shall be made in writing.
c.	Designation of Board Observer.
i.	For so long as the Investor and its Affiliates own in the aggregate a number of shares the Company’s Common Stock equal to at least the Threshold Amount, then one representative designated by the Investor at any time and from time to time may act as a non-voting observer to the Board of Directors (an “Observer”). The Company shall provide such Observer with written notice of each meeting of the Board of Directors, at the same time and in the same manner as notice is provided to the directors, and permit the Observer to attend, as a non-voting observer, all such meetings, either in person or by telephone conference. The Observer shall be entitled to receive all written materials and other information provided to the members of the Board of Directors in connection with such meetings at the same time such materials and information are provided to such directors, including, without limitation, any written materials and other information provided to the directors in connection with written consents of directors in lieu of a meeting. If the Investor Director is a representative on the board of EverBank, the Observer shall be entitled to the same rights with respect to the board of EverBank as he or she has with respect to the Board of Directors, in each case to the extent not prohibited by Applicable Law.

ii.	Notwithstanding the foregoing, (i) the Company reserves the right to withhold any information and to exclude such Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel; (ii) the Board of Directors, in its sole discretion, reserves the right to withhold any information and to exclude such Observer from any meeting or portion thereof for any reason; (iii) such Observer shall not be entitled to attend executive sessions of the Board of Directors; (iv) such Observer shall comply with the policies of the Company and its subsidiaries that are applicable to directors of the Company as if he or she were a director, and shall sign any relevant acknowledgement form stating that he or she agrees to comply with the policies and procedures in such policy and (v) such Observer shall, prior to being given any information or being permitted to attend any meetings, enter into a confidentiality agreement with the Company, substantially in the form attached hereto as Exhibit A.
d.	Expenses of Directors/Observers. The Company shall pay all reasonable out-of-pocket expenses incurred by the Investor Director and the Observer in connection with the performance of his or her duties as a director or an Observer and in connection with his or her attendance at any meeting of the Board of Directors.
3.	Miscellaneous
a.	Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

b.	Entire Agreement; Assignment; Successors and Assigns
i.	This Agreement supersedes and replaces in its entirety the Sageview Agreement, which the parties acknowledge shall terminate and be of no further force and effect as of the Effective Time. This Agreement (including the Exhibit hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

ii.	This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.
c.	Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by the Company and the Investor. Except as otherwise provided herein, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or any failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
d.	Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
If to the Investor:
Sageview Capital L.P.
55 Railroad Avenue
Greenwich, Connecticut 06830
Attn: Scott M. Stuart
Telephone:
Fax:
with a copy (which copy alone shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Sean Rodgers
Telephone: (212) 455-2000
Fax: (212) 455-2502
If to the Company:

EverBank Financial Corp.
501 Riverside Avenue
Jacksonville, Florida 32202
Attn: Thomas A. Hajda
Telephone: (904) 623-8199
Fax: (904) 623-8190
with a copy (which copy alone shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attn: Patricia Moran
Telephone: (212) 735-3130
Fax: (917) 777-3130
e.	Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
f.	Company Record; Conflict with Bylaws. A copy of this Agreement shall be filed in the records of the Company. In the event of a conflict in the provisions of this Agreement and the Company’s Amended and Restated By-laws (the “Bylaws”), as may be amended from time to time, the provisions of this Agreement shall govern over the provisions of the bylaws in conflict herewith.

g.	Governing Laws. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

h.	Consent to Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the Borough of Manhattan, State of New York, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in the paragraph above by the mailing of a copy thereof in the manner specified by the provisions of subsection (e) of this Section 2.
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
i.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument. Executed signature pages may be delivered by facsimile and such facsimiles will be deemed sufficient as if actual signature pages had been delivered.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement on the date opposite their name.

EverBank Financial Corp

By: Name:	/s/ Robert M. Clements Robert M. Clements
Title:	Chairman of the Board and Chief Executive Officer

Sageview Partners L.P.
By Sageview Capital GenPar, Ltd.,
its general partner,

By:	/s/ Scott M. Stuart

Name:	Scott M. Stuart
Title:	Director
Address: 55 Railroad Ave.
Greenwich, CT 06830
Telephone: (203) 625-4230
Facsimile: (203) 625-4231

Exhibit A

[DATE]
[Name of Observer]
[Address]
          In connection with your appointment by Sageview Partners L.P. (“Sageview”) to act as a non-voting observer (an “Observer”) of the Board of Directors of EverBank Financial Corp, a Delaware corporation (the “Company”), this letter memorializes your agreement that you shall (1) use all non-public information received or observed by you in your capacity as an Observer (the “Confidential Information”) solely in connection with your service as an Observer in accordance with the Director Nomination Agreement, dated as of [•], 2011 by and between the Company and Sageview and (2) not disclose the Confidential Information to any third party except as required by applicable law, rule or regulation or as may be required by any governmental, or regulatory authority. “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of an act or omission by you in breach of this letter agreement, (ii) you or Sageview receives on a non-confidential basis from a source other than the Company, or (iii) is known to you or Sageview on a non-confidential basis or is in your or Sageview’s possession prior to disclosure by the Company.
          You hereby acknowledge and agree that you (i) shall comply with the policies of the Company and its subsidiaries that are applicable to directors of the Company as if you were a director; provided that such policies are made available to you as soon as reasonably practicable prior to such policies becoming applicable to you and (ii) are aware that the United States securities laws prohibit any person who has received any material, non-public information about an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in violation of those laws.
          You understand and agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Company shall be entitled to see specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.
          This letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby).
          Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the Company, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

EverBank Financial Corp

By:

Name:
Title:

Agreed and Accepted as of the Above Date:

[Name of Observer]

By:
Name:
Title:
Address:
Telephone:
Facsimile: